Exhibit 99.1

News Release

For Immediate Release

August 19, 2014

NBTY Names Steven Cahillane Chief Executive Officer

Former Coca-Cola Senior Executive Has 25-Year Track Record

of Building and Growing Consumer Brands

Ronkonkoma, NY — NBTY, Inc., a global manufacturer, marketer, distributor and retailer of vitamins and nutritional supplements, today named Steven Cahillane Chief Executive Officer.  A 25-year consumer goods industry veteran, Mr. Cahillane comes to NBTY from Coca-Cola, where he led the successful integration of Coca-Cola Enterprises’ North American bottling operation and drove significant market share gains as President of Coca-Cola Americas.  Mr. Cahillane, who succeeds Jeff Nagel, begins his new role on September 8th.  NBTY is a portfolio company of The Carlyle Group.

“Steve has an exceptional track record of building brands and delivering shareholder value in consumer goods industries,” said Sandra Horbach, Chairman of the Board of NBTY and Head of The Carlyle Group’s consumer-retail team.  “Steve is an experienced and thoughtful executive who will lead NBTY to the next level of market penetration and financial success.”

Mr. Cahillane said, “NBTY has a great team, an array of strong products and significant growth potential.  They are the market leader in a dynamic and important industry, and I am excited to build upon NBTY’s reputation for quality, innovation and exceptional service.”

“We appreciate the job that CEO Jeff Nagel has accomplished in positioning NBTY well for the future, and we wish him the best as he transitions to a new career opportunity,” said Ms. Horbach.

“I wish Steve much success in his new role,” said Jeff Nagel.  “I am grateful for my four years working with outstanding NBTY Associates and Carlyle’s highly collaborative and talented professionals, and I look forward to new challenges and opportunities.”

Prior to becoming President of Coca-Cola Americas in 2013, Mr. Cahillane was President and CEO of Coca-Cola Refreshments and President of Coca-Cola Enterprises for North America and Europe. Before joining Coca-Cola in 2007, Mr. Cahillane held several senior roles at InBev (now

AB Inbev), including Chief Commercial Officer, CEO of Interbrew U.K. and CEO of Labatt USA. Mr. Cahillane previously held positions with Coors Distributing Company, State Street Brewing Company and E&J Gallo Winery.

Mr. Cahillane, 49, earned his BA from Northwestern University and his MBA from Harvard University.  He serves on several corporate and philanthropic boards and is an avid marathon runner.

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About NBTY

NBTY has enriched the lives of consumers around the world by introducing innovative products and solutions to the health and wellness marketplace for more than 40 years. Our ongoing mission to deliver the highest quality nutritional supplements and wellness products has resulted in an extensive portfolio of well-known and trusted brands, including Nature’s Bounty®, Sundown Naturals®, Osteo Bi-Flex®, Solgar ®, Balance Bar®, MET-Rx®, Pure Protein®, Body Fortress®, Puritan’s Pride®, Vitamin World®, Holland & Barrett®, De Tuinen® and many others. As a leading global manufacturer, marketer, distributor and retailer of more than 20,000 vitamins and nutritional supplements, NBTY is committed to supporting wellness by creating products that consumers want and making them easily available anywhere they shop. Learn more about our wellness vision and industry-leading products at www.nbty.com

About The Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $203 billion of assets under management across 126 funds and 139 fund of funds vehicles as of June 30, 2014. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments — Corporate Private Equity, Real Assets, Global Market Strategies and Solutions — in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,600 people in 40 offices across six continents.

Web: www.carlyle.com

Videos: http://www.carlyle.com/news-room/corporate-videos_new

Tweets: www.twitter.com/onecarlyle

Podcasts: www.carlyle.com/about-carlyle/market-commentary

Contact:

NBTY:

Andrea Staub: +1 (631) 200-7459

andreastaub@nbty.com

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